Confidential Treatment Requested by HS Spinco, Inc.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 2.4

GENERAL BUSINESS: 1-631-843-5500 FAX: 1-631-843-5680 www.henryschein.com

November 30, 2018

Direct Vet Marketing, Inc.

(d/b/a Vets First Choice)

7 Custom House Street, Suite 2

Portland, ME 04101

Attn: General Counsel (voyagerlegal@vetsfirstchoice.com)

With copy to:

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, MA 02110-1726

Attn: Mark Stein (mark.stein@morganlewis.com)

Re:	Amendment No. 2 to Contribution and Distribution Agreement

Dear Sir and/or Madam:

Reference is made to that certain Contribution and Distribution Agreement, dated as of April 20, 2018, by and among Henry Schein, Inc. (“Harbor”), HS Spinco, Inc. (“Spinco”), Direct Vet Marketing, Inc. (“Voyager”), and, solely for purposes of certain articles thereto, Shareholder Representative Services, LLC, solely in its capacity as the Voyager Stockholders’ Representative, as amended (the “CDA”). For purposes of this letter agreement (this “Letter”), capitalized terms used but not otherwise defined in this Letter shall have the meaning ascribed to them in the CDA.

This Letter shall amend the CDA in the manner and to the extent set forth below, and shall constitute Amendment No. 2 to the CDA for such purposes.

In consideration of the premises and mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties to this Letter agree as follows:

1.	To amend the CDA as follows:

a.	Article I (Definitions), Section 1.1 (General) is amended to include the defined term “Local Agreements,” which reads as follows:

i.

“Local Agreements” means (a) any agreement effectuating the Restructuring and any other transactions taking place outside of the United States in connection with the Transactions between a member of the Harbor Group and a member of the Spinco Group, including any transfer, assignment and assumption agreement, any agreement for the provision of services and any other agreements, documents, certificates and instruments related thereto with respect to the transactions contemplated thereby, and (b) any other bills of sale, assignment and assumption agreements, certificates of title and any and all other instruments of sale, transfer, assignment, conveyance and delivery that are delivered in connection with the consummation of the Transactions, in each case, other than the other Transaction Agreements.

Henry Schein, Inc., 135 Duryea Road, Melville, NY 11747

Confidential Treatment Requested by HS Spinco, Inc.

Pursuant to 17 C.F.R. Section 200.83

b.	Article I (Definitions), Section 1.1 (General) is amended to add the defined term “Controlling Agreements,” which reads as follows:

i.	“Controlling Agreements” means this Agreement, the Merger Agreement, the Employee Matters Agreement, the Transition Services Agreement and the Tax Matters Agreement.

c.	The definition of “Transaction Agreements” in Article I (Definitions), Section 1.1 (General) is amended and restated to read as follows:

i.

“Transaction Agreements” means this Agreement, the Merger Agreement, the Employee Matters Agreement, the Transition Services Agreement, the Tax Matters Agreement, and all other documents required to be delivered by any party on the Closing Date pursuant to this Agreement and/or the Merger Agreement or otherwise delivered by any party on or about the Closing Date to effectuate the Transactions (including the Local Agreements).

d.	Article II (The Harbor Contribution), Section 2.13 (Additional Payments), paragraph (c) is amended and restated to read as follows:

i.

At the Closing, Spinco shall pay to Harbor an amount equal to the Other Restructuring Costs actually incurred by Harbor. “Other Restructuring Costs” shall mean the amount set forth by Harbor on a schedule to be delivered to Voyager no later than January 2, 2019, which amount shall not exceed $3,500,000.

e.	Article X (Miscellaneous), Section 10.8 (Entire Agreement) is amended and restated to read as follows:

i.

Entire Agreement. This Agreement and the Disclosure Letter hereto, the Confidentiality Agreement, the other Transaction Agreements and other documents referred to herein shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the case of any conflict between the terms of this Agreement and the terms of any other Controlling Agreement, the terms of such other Controlling Agreement shall control. In the case of any conflict between the terms of this Agreement or any other Controlling Agreement and the terms of any Local Agreement, the terms of this Agreement and any such other Controlling Agreement shall control; without limiting the foregoing, (a) no Assets or Liabilities, other than Spinco Assets and Spinco Liabilities (in each case, as defined in this Agreement), shall be transferred by any assignor or transferring party under the Local Agreements that is a member of the Harbor Group or accepted by any assignee or receiving party under the Local Agreements that is a member of the Spinco Group notwithstanding anything to the contrary therein and (b) no Assets or Liabilities, other than Excluded Assets and Excluded Liabilities (in each case, as defined in this Agreement),

Confidential Treatment Requested by HS Spinco, Inc.

Pursuant to 17 C.F.R. Section 200.83

shall be transferred by any assignor or transferring party under the Local Agreements that is a member of the Spinco Group or accepted by any assignee or receiving party under the Local Agreements that is a member of the Harbor Group notwithstanding anything to the contrary therein. Each Party hereto shall, and shall cause each of its Subsidiaries to, implement the provisions of and the transactions contemplated by the Local Agreements in accordance with the immediately preceding sentence.

Other than as expressly set forth herein, all obligations, representations and warranties, covenants, conditions and other provisions in the CDA remain unchanged and in full force and effect.

This Letter may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Letter by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Letter.

This Letter and all issues and questions concerning the construction, validity, enforcement and interpretation of this Letter shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Letter, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

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Confidential Treatment Requested by HS Spinco, Inc.

Pursuant to 17 C.F.R. Section 200.83

If you are in agreement with the foregoing, please sign and return one copy of this Letter, which thereupon will constitute a binding agreement between us with respect to the subject matter hereof as of the date first written above.

Very truly yours,

HENRY SCHEIN, INC.

By:	/s/ Mark E. Mlotek
Name:	Mark E. Mlotek
Title:	Authorized Signatory

HS SPINCO, INC.

By:	/s/ Mark E. Mlotek
Name:	Mark E. Mlotek
Title:	Authorized Signatory

[Signature Page to Project Voyager Amendment No. 2 to CDA]

Confidential Treatment Requested by HS Spinco, Inc.

Pursuant to 17 C.F.R. Section 200.83

Confirmed and agreed to as of the date first above written:

DIRECT VET MARKETING, INC.

By:	/s/ Christine Komola
Name:	Christine Komola
Title:	Authorized Signatory

SHAREHOLDER REPRESENTATIVE SERVICES, LLC
as Voyager Stockholders’ Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Executive Director